Exhibit 10.1

February 23, 2023

Employee:	Michelle St. Jacques
Business Entity:	Molson Coors Beverage Company “Company”
Hiring Manager:	Gavin Hattersley, CEO
Building Location:	Chicago, Illinois
Position Title:	Chief Commercial Officer

Employment:

Your new position will begin on March 1, 2023.  Your employer is the Company listed above. Your benefits are provided by that Company and you are subject to all policies applicable to Company’s employees, including those covering vacation and sick leave. This is expected to be set as a Section 16 officer position and is based in Chicago, and we expect there to be a reasonable amount of travel for business purposes.

Base Salary:

Your starting gross annual salary will be $710,000 per year. You will next be eligible for a merit increase in the 2024 annual compensation cycle.

Annual Molson Coors Incentive Plan (MCIP):

You are eligible to participate in the annual Molson Coors Incentive Plan (MCIP) subject to the plan rules. MCIP rewards employees for the achievement of company, team and/or individual performance on the fiscal basis year which is the calendar year. The bonus target for your position will be 90% of your eligible earnings. Your actual payout for the current year will be prorated based on the salary and MCIP targets for each job you held or date of hire during the plan year. The incentive plan is reviewed on an annual basis and details of the plan are subject to change to align with and support ongoing business needs.

Long Term Incentive:

You are eligible to participate in the Molson Coors Long-Term Incentive Plan (LTIP) according to your role in the Company. The current annual target for your role is $1,500,000.

Grant Awards to eligible participants are typically made annually during our compensation planning cycle which takes place in Q1 of each year. The actual amount of your award is at manager’s discretion and must be approved by our Compensation and Human Resources Committee (“Committee”). You will be eligible for consideration of a grant in this year’s cycle in late February or early March.

Compensation for Section 16 officers is reviewed and set annually by the Committee. Adjustments can be made to targets and ranges for base pay, short-term incentive or long-term incentive components of the total compensation package. Additionally, the types of vehicles used by Molson Coors to fulfill the annual target compensation of the LTIP component typically are reviewed annually and may be modified.

Additional Benefits and Perquisites:

With this role, you are eligible for participation in the Molson Coors Deferred Compensation Plan, an annual executive physical under the Company’s program, supplemental executive life insurance, and access to a parking space in the Chicago office (subject to availability) with the Company paying 50% of the cost of the space. You are eligible for a maximum reimbursement of $7,500 per year to cover financial and tax planning. Program details will be provided.

Your Agreement:

This offer is for at-will employment and contingent upon your agreement to the enclosed acknowledgment form and signing the forthcoming agreements, in exchange for which you agree you are receiving good and valuable consideration.  One of the agreements you are being asked to sign is the Molson Coors Non-Compete Agreement, which you have up to 14 days to sign and which contains a covenant not to compete which could restrict your options for subsequent employment following your separation from Molson Coors, as explained in Section 2 of the Non-Compete Agreement. In addition, should you accept this offer; you will be required to review and sign and/or electronically accept (where applicable by law) your offer and our forthcoming required company agreements pertaining to your position, location and/or country.

ACKNOWLEDGEMENT

Your offer of employment is contingent upon your acceptance of the conditions described below:

Offer Contingencies. I understand that this offer is contingent on my acceptance of the forthcoming company’s agreements:   Confidentiality and Intellectual Property Agreement, Use of Employee’s Likeness Agreement, Non-Solicitation Agreement, and Non-Compete Agreement.

Reimbursement. In the event that my employment terminates for any reason (other than (i) death or (ii) reduction in work force or restructuring for which I am offered and accept severance benefits under the Company’s Severance Pay Plan) within 12 months of my start date, I agree to reimburse the Company for any expenses paid or reimbursed (e.g. sign-on bonus) pursuant to the applicable hiring package as set forth in my offer letter. I also agree to reimburse the Company for any money owed to the Company that has not been repaid by the time my employment is terminated.  I further authorize the Company, to the extent permitted by applicable state and federal laws, to deduct amounts owed to the Company from payments (including but not limited to payments for wages, bonuses, expenses, or vacation pay) otherwise owed to me upon termination of my employment.  If these deductions are insufficient, I agree to reimburse the Company for the balance within 30 days of my termination date. If I do not timely reimburse the Company for any amount I owe, I agree that I will pay all costs, expenses, and reasonable attorneys’ fees the Company incurs in its efforts to collect the amounts owed.

Code of Business Conduct. I understand that as part of my employment, I am expected to conform my conduct to the highest level of ethical standards.  As such, I understand that I must read and sign/accept the Molson Coors Code of Business Conduct, as a condition of employment with our Company.  If I have any exceptions, as outlined in the Code, I understand that this offer is contingent on my agreement with any solution required by the Company’s management to resolve the exception(s).

At-Will Employment Relationship. I understand that upon accepting this offer of employment and throughout my employment, I am an employee at-will.  I understand that as an at-will employee, I or the Company, may terminate the employment relationship at any time for any reason with or without notice. I understand that no person other than both the CEO and Chief People and Diversity Officer may enter into a contract that varies the at-will nature of the employment relationship and even the CEO can only do so in a writing signed by both the CEO and Chief People and Diversity Officer.

Policies. I understand that in my job I will have access to all Molson Coors Beverage Company policies. Following this offer are copies of some of those important policies – Global IT Security & Acceptable Use Policy; US Discrimination and Harassment Free Work Environment Policy; Global Employee Alcohol Policy; and Global Records Management Policy (and for US employees only: the MC Employee Alcohol Procedure and US (MC) Signature Approval Policy). In addition to reading these policies, I understand that it is my responsibility to review any local policies/procedures as referenced in these policies. I further understand that none of the Company’s policies, procedures, guidelines, practices or plans are contracts or intended to change the at-will nature of the employment relationship.  I understand that it is a Company expectation and my responsibility to familiarize myself, understand and comply with all policies.  By my signature, I confirm that I will conform my conduct to the policies detailed above, as well as all of the Company’s policies.

Amendment, Change or Modification. I further understand that the Company, at its sole discretion and at any time may with or without notice amend, change or modify any of its policies, procedures, guidelines, practices or plans whether or not addressed in this offer letter.

I accept the conditions described above and the offer to work.

Signature:	/s/ Michelle St. Jacques
Michelle St. Jacques

Date:	February 23, 2023